Exhibit 9

JOINT FILING AGREEMENT

This JOINT FILING AGREEMENT, dated as of May 6, 2015, is entered into by and among Kenon Holdings Ltd., a company incorporated in Singapore, and Kenon TJ Holdings Pte. Ltd., a company incorporated in Singapore (collectively referred to herein as the “Parties” and, each individually, as a “Party.”) Pursuant to Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the Parties hereby acknowledge and agree that the Statement on Schedule 13D/A, filed on May 6, 2015 (the “Statement”) in respect of the ordinary shares of Tower Semiconductor Ltd., is being filed with the U.S. Securities and Exchange Commission on behalf of each such Party and that all subsequent amendments to the Statement shall be filed on behalf of each of the Parties without the necessity of executing or filing additional joint filing agreements. The Parties hereby acknowledge that each Party shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning such Party contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other Party, except to the extent that such Party knows or has reason to believe that such information is inaccurate.

This Joint Filing Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Joint Filing Agreement as of the day and year first above written.

Kenon Holdings Ltd.

By:	/s/ Yoav Doppelt
Name:	Yoav Doppelt
Title:	Chief Executive Officer

Kenon TJ Holdings Pte. Ltd.

By:	/s/ Cyril Pierre-Jean Ducau
Name:	Cyril Pierre-Jean Ducau
Title:	Director

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